Exhibit 10.2

LEASE RENEWAL AND MODIFICATION AGREEMENT

This Agreement is dated 23 June, 2014

Between:

GLENLYON DEVELOPMENTS INC.
10C-19926-96th Ave
Langley, BC, V1M 3C2
(the “Landlord”)
And:

TEKMIRA PHARMACEUTICALS CORPORATION
100-8900 Glenlyon Pky
Burnaby, B.C. V5J 5JB
(the “Tenant”)
Whereas:

A.
By a lease dated December 15, 1997 (the “Original Lease”), a Lease of Additional Space dated December 19, 2003 and a Modification Agreement dated September 24, 2008 (collectively, the “Lease”) Canadian Urban Limited as agents for CUE Real Property (2) Ltd. (“CUE”) leased to Inex Pharmaceuticals Corporation (“INEX”) for a term expiring on December 14, 2012 (the “Term”) premises (the “Leased Premises”) consisting of an area containing 51,494 square feet in the building known as 8900 Glenlyon Parkway, Burnaby, BC.

B.	INEX assigned its interest in the Lease to the Tenant on April 25, 2007.

C.
The Tenant entered into a lease extension agreement dated June 15, 2009 with the Landlord’s predecessor, 632499 B.C. Ltd. or Nominee, extending the term of the Leased Premises from December 14, 2012 to July 31, 2014.

D.	The Landlord and the Tenant wish to extend the term of the Lease to July 31, 2019 and modify the Lease on the terms and conditions set out in this Agreement.

NOW THEREFORE in consideration of the grants, rents, and mutual covenants hereinafter reserved and contained, the parties covenant and agree as follows:

1.
Extension Term: The parties agree to extend the Term of the lease for a period of five (5) years commencing August 1, 2014 and ending on July 31, 2019 (the “Extension Term”) on the same terms, conditions, and covenants as are contained in the Lease, except as modified in this Lease Extension Agreement.

2.	Annual Rent: The Basic Rent during the Extension Term will be:

Rate/sq, ft	$/Per Month	$/Per Annum
$19.00	$81,532.17	$978,386.00.

3.	Free Basic Rent The Landlord will grant the Tenant possession of the Leased Premises for four (4) months free of Basic Rent, which will be based on $19.00 per square foot of Basic Rent

The free Basic Rent will be applied as a credit to the Basic Rent owing by the Tenant to the Landlord for the period of August 1st, 2014 to November 30, 2014.

During this free rent period, the Tenant will continue to pay its proportionate share of operating costs, realty taxes and any other amounts owing in accordance with the Lease.

4
Tenant improvement allowance:  The Landlord shall contribute a Tenant improvement allowance of ($5.82) dollars per square foot of the Leased Premises, plus GST for a total maximum contribution of $315,000.00  dollars inclusive of GST and shall be paid upon the following conditions:

a)
The Tenant and Landlord will agree on allocations of the Tenant improvements allowance to specific aspects of the building with the goal of improving and maintaining the premise to a stand in keeping with the appearance and character of other well maintained commercial buildings in Glenlyon Business Park, with such Tenant improvements as described in schedule A attached hereto.

b)	The Tenant will coordinate the design, supervision and construction of the improvements (individually and collectively, the ''Improvements") to the Leased Premises;

c)
The Tenant will be responsible for making and withholding contractor payments in accordance with the Builder’s Lien Act, S.B.C. 1997, c.45 and shall indemnify the Landlord for any Builder’s Lien claims against the Leased Premises. The Landlord will pay this contribution to the Tenant in trenches of no less than $50,000.00 dollars per trench upon the delivery by the Tenant to the Landlord of the applicable paid invoices reflecting such sum. For clarity, the aggregate value of Tenant’s paid invoices shall be no less than $50,000.00 dollars per submission, save and except the last submission, which may fall below $50,000.00.  Each trench of paid invoices submitted by Tenant shall fall due and payable within thirty (30) days of the date of Tenant’s delivery;

d)	If the total cost of the Improvements exceeds the Landlord's maximum contribution, the Tenant will be obligated to pay the excess directly to the contractors in a timely manner;

e)
Throughout the planning stage, the Tenant will consult with the Landlord on all material aspects of the Improvements  and will obtain the Landlord's consent not to be unreasonably withheld or delayed, to all material aspects of the Improvements prior to commencing construction; and

f)	The Tenant will carry out the Improvements in accordance with the requirements of the Landlord and government bodies having jurisdiction, as per the Tenant’s obligations under the Lease.

5.
Right of Renewal: In addition to the Extended Term, the Landlord agrees to grant the Tenant three (3) additional renewal terms of five (5) years each, commencing on August 1, 2019, August 1, 2024 and August 1, 2029, on the terms and conditions set out in the Lease.

6.	Parking Stalls: The Landlord will provide the Tenant the same number of parking stalls set forth in Section 1.13 of the Original Lease at no cost through the Extended Term and any renewals thereto.

7.
Incorporation into Lease: This Agreement is expressly made a part of the Lease to the same extent as if incorporated in the Lease, and the parties agree that all agreements, covenants, conditions, and provisos contained in the Lease, except as amended or altered in this Agreement, will be and remain unaltered and in full force and effect during the Extension Term. The Landlord and the Tenant acknowledge and agree to perform and observe, respectively, the obligations of the Landlord and the Tenant under the Lease as extended and modified hereby. The Landlord and the Tenant hereby confirm and ratify the Lease and the extension of the original Term.

8	Definitions: All terms capitalized in this Agreement and not otherwise defined in this Agreement will have the same meaning as in the Lease.

9	Binding Effect: This Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

10
Counterparts and Delivery: This Agreement may be executed by the parties in any number of counterparts, each of which when executed and delivered is deemed to be an original, but all of which when taken together will constitute one and the same instrument.

IN WITNESS WHEREOF the Landlord and the Tenant have executed this Agreement as of the day and year first above mentioned.

Landlord: Glenlyon Developments Inc		Tenant: Tekmira Pharmaceuticals Corporation

Per:	/s/ Gordie Gill	Per:	/s/ Bruce Cousins
Authorized Signatory		Authorized Signatory

SCHEDULE A
TO LEASE RENEWAL AND MODIFICATION AGREEMENT
BETWEEN GLENLYON DEVELOPMENTS INC.
AND TEKMIRA PHARMACEUTICALS CORPORATION

Location	Description of Work	Budget
2nd floor north wing	New walls, inner glass, paint, carpet & base, lighting, diffusers, ceiling tiles, doors, electrical, HVAC changes, sprinkler changes, data	$405,000
Washrooms	Option 1 Option 2: new counters, sinks, plumbing fixtures, partitions, lighting, painting, door hardware, added shower(s), exhaust upgrade	$10,000 - $15,000 $20,000 - $25,000
Atrium 1st & 2nd Floor	paint, carpet, possible new treatment to the staircase, atrium doors	$105,000
Cabling / Data		$20,000 - $30,000

*The parties agree and acknowledge that the Tenant shall be responsible for any renovation costs which exceed the amount allocated at Section 4 of the Lease Renewal And Modification Agreement.